UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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INTERMOLECULAR, INC.

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SUPPLEMENTAL DISCLOSURE

TO

PROXY STATEMENT DATED JUNE 12, 2019

Intermolecular, Inc. (“Intermolecular,” the “Company,” “we,” “our” and “us”) is furnishing this supplement dated June 28, 2019 to the proxy statement filed by Intermolecular with the Securities and Exchange Commission (“SEC”) on June 12, 2019, (the “Proxy Statement”), in connection with the special meeting of Intermolecular’s stockholders to be held on July 17, 2019, at 9:30 a.m., Pacific time.

The following information supersedes and supplements any information in the Proxy Statement relevant to the applicable topic. Except as specifically supplemented by the information contained in this supplement, all information set forth in the Proxy Statement remains unchanged. We urge you to read this supplement carefully and in its entirety together with the Proxy Statement. Any page references listed below are references to pages in the Proxy Statement, not this supplement to the Proxy Statement. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Proxy Statement.

While the Company believes that the disclosures set forth in the Proxy Statement comply fully with applicable law, in order to moot plaintiffs’ disclosure claims in the complaints referenced in the section of the Proxy Statement titled “The Merger Agreement - Legal Proceedings,” avoid nuisance and possible expense, and provide additional information to the Company’s stockholders, the Company has determined to voluntarily supplement the Proxy Statement with the supplemental disclosures set forth below (the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the Complaints that any additional disclosure was or is required.

You are encouraged to read carefully this entire supplement and the entire Proxy Statement, including the Annexes and the other documents to which this supplement or the Proxy Statement refers or incorporates by reference, because the information in this supplement does not provide all information that might be important to you.

1.	The section of the Proxy Statement titled “The Merger – Management Projections – 2019 Budget”

The entirety of the section of the Proxy Statement titled “The Merger - Management Projections - 2019 Budget” on page 48 of the Proxy Statement is hereby amended and restated as follows:

2019 Budget

In December of each year, for the purpose of normal course business planning, the Company’s management prepares, for internal use, certain unaudited financial projections with respect to the Company’s business plans for the upcoming fiscal year (the “Budget”). The Budget is based on a “bottom-up” methodology whereby the Company’s results are forecasted on a customer-by-customer and project-by-project basis. The Budget is the basis of the Company’s annual internal planning and performance goal setting processes and is discussed, reviewed and approved by the Board annually. Additionally, the Company’s management reviews an updated version of the Budget with the Board each quarter during the then-current year. The Company’s management periodically updates the Budget on a rolling basis by incorporating actual results from the then-current year in order to better reflect, and potentially adjust, the outlook with respect to the then-current year.

The annual Budget for 2019 (the “2019 Budget”) was presented to and reviewed and approved by the Board during a meeting of the Board on December 13, 2018. On December 18, 2018, the 2019 Budget was uploaded to an electronic dataroom to which Cowen and MKDG and its advisors had access (the “Dataroom”). Between December 13, 2018 and March 1, 2019, the Company’s management updated the 2019 Budget to reflect the incorporation of actual results and uploaded these periodic updates (each, an “Update”) to the Dataroom on each of February 3, 2019, February 15, 2019 and March 1, 2019, the last of which such Update (the “March Update”) included the Company’s actual performance through January 31, 2019. Projected revenue for fiscal year 2019 remained constant at $34.0 million across both the 2019 Budget and all Updates. As compared to the 2019 Budget, the March Update reflected (i) a de minimis increase in cost of goods sold of $8,000, (ii) an aggregate reduction in operating expenses of $242,000 and (iii) an aggregate increase in Adjusted EBITDA of $244,000.

The following table sets forth selected metrics reflected in the 2019 Budget and the Updates referenced above:

		Updates
	2019 Budget	2/3/19	2/15/19	3/1/19
($ in thousands)	2019E	2019E	2019E	2019E
Revenue	$34,000	$34,000	$34,000	$34,000
Cost of Goods Sold	$9,801	$9,816	$9,807	$9,809
Operating Expenses	$24,353	$24,138	$24,124	$24,111
Adjusted EBITDA (1)	$2,334	$2,553	$2,566	$2,578

(1)	Excludes stock-based compensation expense and non-recurring items.

Set forth below is a reconciliation of Adjusted EBITDA (in thousands) as provided in the selected metrics of the 2019 Budgets and the Updates referenced above to the most comparable GAAP financial measure based on financial information available to, or projected by, the Company. The Company believes that Adjusted EBITDA is meaningful in understanding its past financial performance and future results. Adjusted EBITDA is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliation to GAAP measures presented herein. The Company’s management regularly uses supplemental non-GAAP financial measures internally to understand and manage its business and forecast future periods.

		Updates
	2019 Budget	2/3/19	2/15/19	3/1/19
($ in thousands)	2019E	2019E	2019E	2019E
Adjusted EBITDA (1)	$2,334	$2,553	$2,566	$2,578
Tax Expense	$(1)	$—	$—	$—
Depreciation and Amortization	$(2,238)	$(2,231)	$(2,223)	$(2,223)
Stock-Based Compensation	$(1,887)	$(1,860)	$(1,860)	$(1,860)
Interest Income (loss)	$683	$700	$700	$700
Non-Recurring Items	$—	$—	$—	$—
Net Income (2)	$(1,108)	$(838)	$(816)	$(804)

(1)	Excludes stock-based compensation expense and non-recurring items.
(2)	Totals may not sum due to rounding.

2.	The section of the Proxy Statement titled “The Merger – Management Projections – Extended Projections”

The entirety of the section of the Proxy Statement titled “The Merger - Management Projections - Extended Projections” on page 50 of the Proxy Statement is hereby amended and restated as follows:

Extended Projections

In connection with discussions regarding the Merger, the Company’s management prepared certain unaudited prospective financial projections for fiscal years 2019 through 2024 (the “Extended Projections,” and together with the Budget and the Revenue Projections, the “Projections”), which are summarized below. Similar to the Budget, the Extended Projections were prepared on a “bottom-up” basis, treating the Company as a standalone entity, without giving effect to the Merger, including the impact of negotiating or consummating the Merger, the expenses that may be incurred in connection with the consummating the Merger, the potential synergies that may be achieved as a result of the Merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. The Extended Projections were only shared with the Board and Cowen for the purpose of evaluating the Merger.

The Extended Projections, along with their associated assumptions, risks and opportunities were reviewed and discussed with the Board during a meeting of the Board on May 1, 2019.

The following table sets forth the Extended Projections:

($ in thousands)	2019E	2020E	2021E	2022E	2023E	2024E
Revenue	$34,000	$36,294	$38,566	$40,703	$42,958	$45,338
Cost of Goods Sold	$9,809	$10,201	$10,957	$11,713	$12,362	$13,047
Operating Expenses	$24,111	$24,325	$24,956	$26,114	$27,171	$28,052
Adjusted EBITDA (1)	$2,579	$3,741	$4,413	$4,911	$5,599	$6,345
Depreciation / Amortization	$2,223	$1,574	$1,361	$1,636	$1,774	$1,706
Capital Expenditures	$1,599	$1,500	$1,500	$1,500	$1,500	$1,500
Increase in Net Working Capital	$270	$(50)	$(35)	$(7)	$(4)	$(0)
Stock-Based Compensation Expense	$1,600	$1,600	$1,600	$1,600	$1,600	$1,600

(1)	Excludes stock-based compensation expense and non-recurring items.

Set forth below is a reconciliation of Adjusted EBITDA (in thousands) provided in the Extended Projections referenced above to the most comparable GAAP financial measure based on financial information available to, or projected by, the Company. The Company believes that Adjusted EBITDA is meaningful in understanding its past financial performance and future results. Adjusted EBITDA is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliation to GAAP measures presented herein.

The Company’s management regularly uses supplemental non-GAAP financial measures internally to understand and manage its business and forecast future periods.

($ in thousands)	2019E	2020E	2021E	2022E	2023E	2024E
Adjusted EBITDA (1)	$2,579	$3,741	$4,413	$4,911	$5,599	$6,345
Tax Income (loss)	$—	$1	$1	$1	$1	$1
Depreciation and Amortization	$(2,223)	$(1,574)	$(1,361)	$(1,636)	$(1,774)	$(1,706)
Stock-Based Compensation	$(1,600)	$(1,600)	$(1,600)	$(1,600)	$(1,600)	$(1,600)
Interest Income (loss)	$700	$744	$804	$875	$961	$1063
Non-Recurring Items	$—	$—	$—	$—	$—	$—
Net Income (2)	$(544)	$1,312	$2,257	$2,551	$3,187	$4,103

(1)	Excludes stock-based compensation expense and non-recurring items.
(2)	Totals may not sum due to rounding.

3.	The section of the Proxy Statement titled “The Merger – Opinion of Cowen and Company, LLC. – Analysis of Selected Publicly Traded Companies”

The first paragraph and first table on page 56 of the Proxy Statement are hereby amended and restated as follows:

The following table presents the multiple of Implied Enterprise Value to revenue and Adjusted EBITDA, in each case, for the Selected Companies and for CY2018A and CY2019E. The information in the table is based on the closing stock prices of the Selected Companies per Capital IQ on May 2, 2019.

Company	Implied Enterprise Value as a multiple of:
	CY2018A Revenue	CY2019E Revenue	CY2018A Adjusted EBITDA	CY2019E Adjusted EBITDA
Amkor Technology, Inc.	0.7x	0.8x	3.6x	NA
ASE Technology Holding Co., Ltd.	1.1x	1.1x	6.5x	6.3x
ChipMOS TECHNOLOGIES INC.	1.4x	1.3x	4.6x	4.0x
DB Hitek Co., Ltd.	1.3x	1.3x	4.7x	4.2x
Frontken Corporation Berhad	4.0x	3.5x	14.0x	11.7x
Hua Hong Semiconductor Limited	2.0x	1.9x	6.3x	5.7x
PDF Solutions, Inc.	4.4x	4.3x	NM	NM
Powertech Technology Inc.	1.2x	1.3x	3.8x	4.1x
Semiconductor Manufacturing International Corp.	1.5x	1.6x	4.4x	5.1x
Tower Semiconductor Ltd.	1.2x	1.2x	4.4x	4.7x
Ultra Clean Holdings, Inc.	0.6x	0.7x	6.6x	7.7x
United Microelectronics Corporation	1.0x	1.0x	2.7x	3.0x
X-FAB Silicon Foundries SE	1.1x	1.1x	6.7x	10.1x

“NA” means not available.

“NM” means the multiple was excluded because it was greater than 25.0x and was considered not meaningful.

The following table presents the low, mean, median and high multiples of such Implied Enterprise Value to revenue and Adjusted EBITDA for the Selected Companies:

	Low	Mean	Median	High
Implied Enterprise Value as a multiple of:
CY2018A Revenue	0.6x	1.7x	1.2x	4.4x
CY2019E Revenue	0.7x	1.6x	1.3x	4.3x
CY2018A Adjusted EBITDA (1)	2.7x	5.7x	4.7x	14.0x
CY2019E Adjusted EBITDA (1)(2)	3.0x	6.1x	5.1x	11.7x

(1)	The multiple for the following company was excluded because it was greater than 25.0x and was considered not meaningful: PDF Solutions, Inc.
(2)	The multiple for the following company was excluded because it was not available: Amkor Technology, Inc.

4.	The section of the Proxy Statement titled “The Merger – Opinion of Cowen and Company, LLC. – Analysis of Selected Transactions”

The entirety of page 57 of the Proxy Statement is hereby amended and restated as follows:

Analysis of Selected Transactions

Cowen reviewed the financial terms, to the extent publicly available based on company filings, press releases and research analyst reports, of 10 completed transactions (referred to in this section as the “Selected Transactions”) involving the acquisition of companies or businesses in the semiconductor services industry and that Cowen believes in the exercise of its professional judgment to have one or more business or operating characteristics, market valuations and trading valuations that Cowen deemed relevant, and that were announced since November 2009. The data and multiples reviewed by Cowen included the Implied Enterprise Value paid in each of the Selected Transactions as a multiple of revenue and Adjusted EBITDA, in each case for the latest 12 months (referred to in this section as “LTM”) prior to the announcement of the Selected Transactions. Next twelve month multiples of Implied Enterprise Value to revenue and Adjusted EBITDA were not available for the Selected Transactions. The following table presents these Selected Transactions, the dates announced and the multiple of Implied Enterprise Value to revenue and Adjusted EBITDA for the periods indicated:

Implied Enterprise Value as a multiple of:
Month and Year Announced	Target	Buyer	LTM Revenue	LTM Adjusted EBITDA
September 2018	Graphene Semiconductor Services Pvt. Ltd.	L&T Technology Services Limited	1.4x	NA
July 2018	Quantum Global Technologies, LLC	Ultra Clean Holdings, Inc.	1.6x	7.1x
December 2017	EAG Laboratories	Eurofins	3.5x	NA
June 2016	LFoundry S.r.l.	Semiconductor Manufacturing International Corporation	0.3x	NA
May 2016	Siliconware Precision Industries Co., Ltd.	ASE Technology Holding Co., Ltd.	1.6x	6.5x
January 2016	ChipMOS Technologies (Bermuda) Ltd.	ChipMOS Technologies Inc.	0.9x	3.9x
November 2014	ThaiLin Semiconductor Corp.	ChipMOS Technologies Inc.	1.3x	6.0x
November 2014	STATS ChipPAC	Jiangsu Changjiang Electronics Technology Co Ltd (JCET)	1.1x	5.0x
December 2009	ASAT Holdings Ltd.	United Test and Assembly Center, Ltd. (UTAC)	0.3x	2.6x
November 2009	Universal Scientific Industrial Co. Ltd.	ASE Technology Holding Co., Ltd.; ASE Test Ltd.; J&R Holding Ltd.	0.4x	5.7x

“NA” means not available.

The following table presents the low, mean, median and high multiples of such Implied Enterprise Value to revenue and Adjusted EBITDA for the Selected Transactions:

	Low	Mean	Median	High
Implied Enterprise Value as a multiple of:
LTM Revenue	0.3x	1.2x	1.1x	3.5x
LTM Adjusted EBITDA(1)	2.6x	5.3x	5.7x	7.1x

(1)	The multiple for the transactions involving Graphene Semiconductor Services Pvt. Ltd., EAG Laboratories and LFoundry S.r.l. as the target companies were excluded because they were not available.

5.	The section of the Proxy Statement titled “The Merger – Opinion of Cowen and Company, LLC. – Discounted Cash Flow Analysis”

The last two paragraphs on page 58 of the Proxy Statement are hereby amended and restated as follows:

Discounted Cash Flow Analysis

Cowen estimated a range of values for the shares of the Company’s common stock based upon the discounted present value of the Company’s projected unlevered free cash flow for the six-month period ending on December 31, 2019 and the full fiscal years ending in 2020 through 2023 and the terminal value of the Company based on multiples of the Company’s forecasted Adjusted EBITDA for the Company’s fiscal year ending in 2024, and assuming a Merger closing date of June 30, 2019. Cowen calculated unlevered free cash flow based on financial forecast information provided by the Company’s management as (i) Adjusted EBITDA, less (ii) stock based compensation expense, less (iii) cash taxes, less (iv) capital expenditures, less (v) change in net working capital (in each case as set forth in the section of this proxy statement captioned “The Merger — Management Projections”). This analysis was based upon certain assumptions described by, projections supplied on April 26, 2019 by and discussions held with the Company’s management, which resulted in projected unlevered free cash flows of $0.7 million, $0.4 million, $0.9 million, $1.4 million and $1.9 million, in the six-month period ending on December 31, 2019 and the full fiscal years ending in 2020 through 2023, respectively. In performing this analysis, Cowen utilized discount rates ranging from 16.5% to 18.5%, which were selected by Cowen in its professional judgment and based on the estimated weighted average cost of capital of the Company of 17.8% selected by Cowen in its professional judgment. Cowen utilized terminal multiples of Adjusted EBITDA ranging from 4.0x to 6.0x, which range was selected by Cowen in its professional judgment and based on the multiples for the Selected Companies. Cowen utilized terminal year Adjusted EBITDA of $6.3 million for 2024 based on financial forecast information provided by the Company’s management. In performing this analysis, Cowen also calculated the present value of the Company’s estimated $116.9 million of United States federal and $86.9 million of state net operating loss carry forwards, as estimated and provided by the Company’s management, discounted to a present value of $2.6 million at a discount rate of 17.8%, which was selected based on the Company’s estimated cost of equity. Cowen utilized a marginal tax rate of 26.0% which was selected based on discussions held with the Company’s management.

The following table sets forth the calculation of projected unlevered free cash flow:

($ in millions)	CY2019E 6M Stub	CY2020E	CY2021E	CY2022E	CY2023E
Adjusted EBITDA (1)	$2.4	$3.7	$4.4	$4.9	$5.6
Less: Stock Based Compensation Expense	$0.9	$1.6	$1.6	$1.6	$1.6
Less: Cash Taxes	$0.1	$0.1	$0.4	$0.4	$0.6
Less: Capital Expenditures	$0.8	$1.5	$1.5	$1.5	$1.5
Less: Increase (Decrease) in Net Working Capital	$(0.1)	$0.1	$0.0	$0.0	$0.0
Unlevered Free Cash Flow	$0.7	$0.4	$0.9	$1.4	$1.9

(1)	Excludes stock-based compensation expense and non-recurring items.

Utilizing this methodology, the implied value per share of the Company’s common stock, excluding the present value of the Company’s estimated United States federal and state net operating loss carry forwards, ranged from $0.82 to $0.96, and the implied value per share of the Company’s common stock, including the present value of the Company’s estimated United States federal and state net operating loss carry forwards, ranged from $0.82 to $1.02, compared to the Per Share Merger Consideration of $1.20 per share of the Company’s common stock. The range of discount rates and terminal multiples described above implied a range of perpetuity growth rates based on the Company’s estimated unlevered free cash flow in the terminal year of 8.3% to 12.8%.

6.	The section of the Proxy Statement titled “The Merger – Legal Proceedings”

The entirety of the section of the Proxy Statement titled “The Merger – Legal Proceedings” on page 74 of the Proxy Statement is hereby amended and restated as follows:

Legal Proceedings

On June 6, 2019, a putative shareholder class action complaint was filed in the United States District Court for the District of Delaware against the Company and each member of the Board, captioned Franchi v. Intermolecular, Inc. et al., C.A. No. 1:19-cv-01054. On June 11, 2019, two putative shareholder complaints were filed in the United States District Court for the Southern District of New York and the Northern District of California, respectively, against the Company and each member of the Board, captioned Najafi v. Intermolecular, Inc. et al., C.A. No. 1:19-cv-05438 and Stein v. Intermolecular, Inc. et al., C.A. No. 5:19-cv-03307. On June 12, 2019, a putative shareholder class action complaint was filed in the United States District Court for the Southern District of New York against the Company and each member of the Board, captioned Morgan v. Intermolecular, Inc. et al., C.A. No. 1:19-cv-05489. On June 13, 2019, a putative shareholder complaint was filed in the United States District Court for the Northern District of California against the Company and each member of the Board, captioned Bedeian v. Intermolecular, Inc. et al., C.A. No. 3:19-cv-03359. Each of the complaints alleges, among other things, that the Company and each member of the Board violated certain provisions of the federal securities laws and regulations by soliciting stockholder votes in connection with the Merger through a proxy statement that purportedly omits material information necessary to make the statements therein not false or misleading. The complaints seek, among other things, to require the Company to disseminate a proxy statement that does not contain any untrue statements of material fact and that states all material facts required to make the statements contained therein not misleading, damages, and certain other equitable and injunctive relief.

The Company believes the complaints are without merit, and the Company will vigorously defend against the complaints. However, litigation is inherently uncertain and there can be no assurance regarding the likelihood that the Company’s defense of the actions will be successful. Additional complaints containing substantially similar allegations may be filed in the future.